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                                                                    EXHIBIT 21.1








                      SUBSIDIARIES OF TOWNE SERVICES, INC.

BSI Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Towne Services, doing business under the name "Banking Solutions."

         Banking Solutions, Inc., a Texas corporation and wholly-owned subsidiary of BSI Acquisition Corp., doing business under the name "Banking Solutions."